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                                                                     EXHIBIT 3.3

                       CERTIFICATE OF OWNERSHIP AND MERGER

                                       OF

                           TUCKER ANTHONY SUTRO, INC.
                            (A DELAWARE CORPORATION)

                                      INTO

                         FREEDOM SECURITIES CORPORATION
                            (A DELAWARE CORPORATION)


         Pursuant to Section 253 of the Delaware General Corporation Law, FREEDOM SECURITIES CORPORATION, a corporation organized and existing under the laws of the State of Delaware, does hereby certify:

                  FIRST, that Freedom Securities Corporation (hereinafter sometimes referred to as the "Corporation") is a business corporation of the State of Delaware.

                  SECOND, that the Corporation is the owner of all of the outstanding shares of stock of TUCKER ANTHONY SUTRO, INC., which is also a business corporation of the State of Delaware.

                  THIRD, that this Corporation by the following resolutions duly adopted by unanimous written consent of its Board of Directors on February 29, 2000, authorized the merger of TUCKER ANTHONY SUTRO, INC. into the Corporation:

                           RESOLVED, that pursuant to Section 253 of the General Corporation Law of Delaware, Tucker Anthony Sutro, Inc., a wholly-owned subsidiary of the Corporation (the "Subsidiary"), shall be merged with and into the Corporation (the "Merger") and that all of the estate, property, rights, privileges, powers and franchises of such Subsidiary shall be vested in and held and enjoyed by this Corporation as fully and entirely and without change or diminution as the same were before held and enjoyed by Tucker Anthony Sutro, Inc., in its name;

                           RESOLVED, that the effective time of the Merger shall be at the time specified in the Certificate of Ownership and Merger to be filed with the

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                           Secretary of State of the State of Delaware;

                           RESOLVED, that, upon the effectiveness of the Merger, the Corporation shall assume all of the obligations of the Subsidiary, and each share of stock of the Subsidiary outstanding immediately prior to the effective time of the Merger shall be canceled;

                           RESOLVED, that, upon the effectiveness of the Merger, the name of the Corporation shall be changed to TUCKER ANTHONY SUTRO; and

                           FURTHER RESOLVED, that the officers of the Corporation, or any of them in the name and on behalf of the Corporation, hereby are authorized and directed to execute and file and/or record the documents prescribed by the laws of the State of Delaware and any other appropriate jurisdiction and to cause to be performed all actions as they deem necessary or appropriate to carry out and effectuate the purpose of these resolutions, and that the actions of any officer of the Corporation authorized by the foregoing resolutions or which would have been authorized by the foregoing resolutions except that such actions were taken prior to the adoption of such resolutions be, and they hereby are, ratified, confirmed, approved and adopted as actions of the Corporation.

                  FOURTH, that in accordance with the authority granted in said resolutions this Certificate of Ownership and Merger is being filed with the Secretary of State of the State of Delaware in order to effect such merger as of 9:00 A.M. on April 19, 2000.


Executed on April 17, 2000


                                          FREEDOM SECURITIES CORPORATION




                                          By: /s/ KEVIN J. MCKAY
                                              ----------------------------------
                                              Name:  Kevin J. McKay
                                              Title: Secretary


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